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                                                                    EXHIBIT 99.3

                              FOR IMMEDIATE RELEASE

                      METATEC NAMES CHIEF FINANCIAL OFFICER
              Qualmann Will Team With CEO To Restore Profitability

         DUBLIN, OH -- Feb. 14, 2002 -- Metatec International, Inc. (Nasdaq:
META) announced today that Gary W. Qualmann has been named Chief Financial Officer. Qualmann will be responsible for all financial aspects for the business, working closely with President and CEO Christopher A. Munro.

          "Gary Qualmann has already played a major role at Metatec in advising our executive team on the recent significant transactions with our banks and the sale of our Silicon Valley assets. His experience will be vital as we plan and execute our strategy to bring the company back to profitability and long-term growth," Munro said. "Gary is an experienced chief financial officer with a public accounting background. He has the right blend of knowledge and experience to help me guide Metatec back to a solid financial position. He brings a professional business acumen and track record of financial success that will enhance our executive team."

         Most recently, Qualmann was chief financial officer, treasurer, secretary and director for Mindleaders.com, Inc., a Columbus-based e-learning company. From 1988 to 1995, he was executive vice president, chief financial officer and treasurer for Red Roofs Inns, Inc., where he engineered several financial transactions, including a $200 million public debt offering for the then-publicly traded lodging chain. Qualmann was also a partner for Deloitte & Touche in the international accounting firm's New York and Columbus offices.

         Qualmann has a bachelors degree in accounting from Capital University and is a Certified Public Accountant. He is a resident of Bexley.

                           About Metatec International

         Metatec International enables companies in the computer hardware, software, telecommunications and media/publishing markets to streamline the process of delivering products and information to market by providing technology driven supply chain solutions that increase efficiencies and reduce costs. Technologies include CD-ROM and DVD manufacturing services, a full range of supply chain management services and secure Internet-based software distribution services. Extensive real-time customer-accessible online reporting and tracking systems support all services. Metatec maintains operations in Ohio and The Netherlands.

         More information about Metatec is available by visiting the company's web site at www.metatec.com, www.metatec.nl and www.irbyctc.com.

                           Forward-Looking Statements

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         Except for historical information, all other statements made in this news release are "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause the company's actual results to differ materially from those projected. Such risks and uncertainties that might cause such a difference include, but are not limited to, changes in general business and economic conditions, changes in demand for CD-ROM products or supply chain services, excess capacity levels in the CD-ROM industry, the introduction of new products or services by competitors, increased competition (including pricing pressures), changes in manufacturing efficiencies, changes in supply chain services techniques, changes in technology and other risks indicated in the company's filings with the Securities and Exchange Commission, including Form 10-K for Metatec's year ended Dec. 31, 2000.